EXHIBIT 21.1

SUBSIDIARIES OF CADENCE FINANCIAL CORPORATION

Subsidiary	Jurisdiction or Organization	Business	% Ownership	Holder of Outstanding Stock

Cadence Bank, N.A.	United States / National Bank	Financial Institution	100%	Cadence Financial Corporation

Enterprise Bancshares, Inc.	Tennessee	Bank Holding Company	100%	Cadence Financial Corporation

Galloway-Chandler-McKinney Insurance Agency, Inc.	Mississippi	Insurance Agency	100%	Cadence Bank, N.A.

NBC Service Corporation	Mississippi	Insurance	100%	Cadence Bank, N.A.

NBC Insurance Services of Alabama, Inc.	Alabama	Insurance	100%	Cadence Bank, N.A.

Commerce National Insurance Co.	Mississippi	Credit Life Insurance	100%	NBC Service Corporation

NBC Capital Corporation (MS) Statutory Trust I (See Note 1)	Connecticut	Business Trust	100%	Cadence Financial Corporation

Enterprise (TN) Statutory Trust I (See Note 1)	Connecticut	Business Trust	100%	Cadence Financial Corporation

Note 1: Both NBC Capital Corporation (MS) Statutory Trust I and Enterprise (TN) Statutory Trust I are Connecticut Business Trusts formed for the sole purpose of issuing trust preferred securities. These entities are variable interest entities and in accordance with FASB Interpretation No. 46 (“FIN 46”), are not included in the Consolidated Financial Statements of the Corporation. Also, they do not meet the significant subsidiary test of Regulation S-X of the Securities and Exchange Commission; therefore, separate financial statements for these entities are not included in the filing.